FROM:    THE WARNACO GROUP, INC.
         New York, NY 10016

         Rubenstein Associates, Inc.
         Public Relations
         Contact: Howard J. Rubenstein Tel: (212) 843-8080
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        Warnaco Expects to Take A Charge and Restate Certain Results

         NEW YORK, August 22, 2001--The Warnaco Group, Inc. (OTC Bulletin
Board: WACGQ) announced today that it expects to take a charge to earnings and to restate its financial results for the last three fiscal years in an amount preliminarily estimated to aggregate $43 million in order to correct certain errors discovered in its recording of its intercompany pricing arrangements and accounts payable and accrued liabilities and, accordingly, such financial statements should not be relied upon. Warnaco noted that the actual amount of the charge to earnings, as well as the allocation to the prior periods, will not be definitively determined, and amended reports will not be filed with the Securities and Exchange Commission, until a review by the Company is completed. Warnaco also noted that although it was providing a preliminary estimate of the charge at this time in order to keep all of its interested constituencies informed, it could not give assurance that the finally determined amount would not be materially different than the amount of its preliminary estimate or that other adjustments may not be necessary.

         The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such brands as Warner's(R), Olga(R), Van Raalte(R), Lejaby(R), Weight Watchers(R), Bodyslimmers(R), Izka(R), Chaps by Ralph Lauren(R), Calvin Klein(R) men's, women's, and children's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo(R)/Authentic Fitness(R) men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren(R) women's and girls' swimwear, Oscar de la Renta(R), Anne Cole Collection(R), Cole of California(R) and Catalina(R) swimwear, A.B.S.(R) Women's sportswear and better dresses and Penhaligon's(R) fragrances and accessories. As previously announced, on June 11, 2001, the Company and certain of its subsidiaries voluntarily petitioned for protection under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York.

         This release includes forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations of beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this release are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.